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                                                                   EXHIBIT 23(G)

MORGAN STANLEY

                                                    MORGAN STANLEY & CO. LIMITED
                                                    25 CABOT SQUARE
                                                    CANARY WHARF
                                                    LONDON E144QA

PERSONAL AND CONFIDENTIAL

The Board of Directors
Pharmacia Aktiebolag
Frosundaviks Alle 15
171 97 Stockholm, Sweden

RE: REGISTRATION STATEMENT (FILE NO. 33-61969) OF PHARMACIA & UPJOHN, INC.

                                                                1 September 1995

Gentlemen and Mesdames:

Reference is made to our opinion letter (the "Opinion") dated August 20, 1995 with respect to the fairness, from a financial point of view, to the holders of the outstanding Class A Common Shares, nominal value SEK 25 per share, Class B Common Shares, nominal value SEK 25 per share and American Depositary Shares, each representing one Class A Common Share (together the "Pharmacia Shares"), of Pharmacia Aktiebolag, a corporation organized under the laws of the Kingdom of Sweden ("Pharmacia"), of the exchange ratio of one share of Common Stock, par value $.01 per share, of Pharmarcia & Upjohn, Inc. ("Newco") or one Swedish Depositary Receipt representing one such share to be received for each Pharmacia Share pursuant to the Combination Agreement, dated as of August 20, 1995, by and among Pharmarcia, The Upjohn Company, Newco and Pharmacia & Upjohn Subsidiary, Inc., a wholly owned subsidiary of Newco.

The Opinion is solely for the information and assistance of the Board of Directors of Pharmacia in connection with its consideration of the transactions contemplated by the Combination Agreement and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.

In that regard, we hereby consent to the reference to the Opinion under the captions "Summary -- The Combination -- Reasons for the Combination; Boards' Recommendations," "Summary -- The Combination -- Fairness Opinions," "The Combination -- Reasons for the Combination; Boards' Recommendations" and "The Combination -- Fairness Opinions" and to the inclusion of the foregoing opinion in the Prospectus/Proxy Statement/U.S. Offer to Purchase included in the above-mentioned Registration Statement, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,

                                          /s/  JOHN K. HEPBURN

                                          --------------------------------------
                                               John K. Hepburn
                                             MANAGING DIRECTOR